Atrion Reports Second Quarter Results

Diluted EPS Increases by 30%

ALLEN, TX -- (Marketwire - August 04, 2011) - Atrion Corporation (NASDAQ: ATRI) today announced that for the second quarter of 2011 diluted earnings per share were up 30% and revenues were up 12% compared to the results for the second quarter of 2010.

Atrion's revenues for the quarter ended June 30, 2011 totaled $31.1 million compared with $27.9 million in the same period in 2010. On a diluted per share basis, earnings for the period increased to $3.46 as compared to $2.67 in the same period of last year. Net income for the second quarter totaled $7.0 million compared to $5.4 million in last year's second quarter.

Commenting on the Company's performance for the 2011 second quarter compared with the same period last year, David A. Battat, President and CEO, said, "We are very pleased with the growth in revenues and earnings. Revenues were higher in all major product categories. Some of the increases in our sales in the current-year period were due to inventory replenishment by customers who allowed safety stock levels to be depleted during the economic turbulence of the prior years." Mr. Battat continued, "As in the first quarter of this year, lower depreciation and amortization charges compared to the same period last year contributed some five percentage points to this quarter's 30% increase in diluted earnings per share. The lower comparative depreciation and amortization charges experienced in the first two quarters of this year are now behind us. Our capital investment program to expand capacity, launch new products, and continue to raise quality levels is now in full swing. During the quarter we spent $3.6 million on capital additions compared to just $1.0 million in the second quarter of 2010. As this pace of expenditures continues, and the new equipment is placed in service, our depreciation charges for each of the next four quarters should steadily rise and exceed those of the prior-year comparable periods. These investments should position us well for future growth." Mr. Battat added, "Cash and investments increased by $1.5 million in the quarter, a substantially smaller amount than in prior quarters, reflecting the higher capital additions as well as larger working capital requirements needed to support our growth. As of June 30, 2011, cash and investments totaled $47.7 million."

Revenues for the first six months of 2011 of $61.7 million were 13% higher than revenues of $54.8 million in the first half of 2010. Diluted earnings per share for the first half of 2011 increased 37% to $6.84 from $4.98 in the first six months of 2010.

Atrion Corporation develops and manufactures products primarily for medical applications. The Company's website is www.atrioncorp.com.

Statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially. Such statements include, but are not limited to, Atrion's expectations regarding future depreciation expenses, future capital expenditures and the effect of our capital investment program on future growth. Words such as "expects," "believes," "anticipates," "intends," "should," "plans," and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve risks and uncertainties. The following are some of the factors that could cause actual results or future events to differ materially from those expressed in or underlying our forward-looking statements: changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; the Company's ability to protect its intellectual property; changes in the prices of raw materials; changes in product mix; intellectual property and product liability claims and product recalls; financial condition or results of operation. The foregoing list of factors is not exclusive, and other factors are set forth in the Company's filings with the Securities and Exchange Commission.

                             ATRION CORPORATION
                UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                   (In thousands, except per share data)

                               Three Months Ended       Six Months Ended
                                    June 30,                June 30,
                             ----------------------  ----------------------
                                2011        2010        2011        2010
                             ----------  ----------  ----------  ----------
Revenues                     $   31,139  $   27,881  $   61,728  $   54,782
Cost of goods sold               14,684      14,851      29,721      29,727
                             ----------  ----------  ----------  ----------
   Gross profit                  16,455      13,030      32,007      25,055
Operating expenses                6,018       4,850      11,474       9,837
                             ----------  ----------  ----------  ----------
   Operating income              10,437       8,180      20,533      15,218

Interest income                     342         213         668         374
Other income                         --          --           2           1
                             ----------  ----------  ----------  ----------
Income before income taxes       10,779       8,393      21,203      15,593
Income tax provision             (3,760)     (2,962)     (7,326)     (5,464)
                             ----------  ----------  ----------  ----------
   Net income                $    7,019  $    5,431  $   13,877  $   10,129
                             ----------  ----------  ----------  ----------

Income per basic share       $     3.48  $     2.69  $     6.88  $     5.01
                             ----------  ----------  ----------  ----------

Weighted average basic shares
 outstanding                      2,019       2,022       2,018       2,020
                             ----------  ----------  ----------  ----------

Income per diluted share     $     3.46  $     2.67  $     6.84  $     4.98
                             ----------  ----------  ----------  ----------

Weighted average diluted
 shares outstanding               2,030       2,033       2,030       2,032
                             ----------  ----------  ----------  ----------

                             ATRION CORPORATION
                         CONSOLIDATED BALANCE SHEETS
                               (In thousands)

                                                      June 30,     Dec. 31,
ASSETS                                                  2011         2010
                                                    -----------  -----------
                                                    (Unaudited)
Current assets:
  Cash and cash equivalents                         $     9,744  $    10,670
  Short-term investments                                 19,166       10,715
                                                    -----------  -----------
    Total cash and short-term investments                28,910       21,385
  Accounts receivable                                    14,835       11,521
  Inventories                                            21,088       17,400
  Prepaid expenses and other                              2,780        1,050
  Deferred income taxes                                     625          625
                                                    -----------  -----------
      Total current assets                               68,238       51,981

Long-term investments                                    18,742       20,291

Property, plant and equipment, net                       53,134       50,664
Other assets                                             11,644       11,716
                                                    -----------  -----------

                                                    $   151,758  $   134,652
                                                    -----------  -----------

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities                                      10,745        7,752
Line of credit                                               --           --
Other non-current liabilities                            11,736       10,283
Stockholders' equity                                    129,277      116,617
                                                    -----------  -----------

                                                    $   151,758  $   134,652
                                                    -----------  -----------

Contact:
Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800